CUSIP No.	81616X103	Page	1	of	1
Exhibit 1
September 3, 2009
Board of Directors
Select Comfort Corporation
9800 59th Avenue North
Minneapolis, MN 55442

Attn:	Mr. William R. McLaughlin, Director and Chief Executive Officer
Gentlemen:
     As you know, Adage Capital Partners GP LLC (“Adage”) is the beneficial owner of 6,765,000 shares of the common stock $0.01, par value (“Common Stock”), of Select Comfort Corporation (the “Company”).
     We were pleased with the results of the vote at the Special Meeting of stockholders held on August 27, 2009 as reported in the Company’s Form 8-K, as we voted with the majority of stockholders in opposing the Sterling transaction. We understand that as a consequence of the vote, the Company may need to seek to raise capital. Adage is prepared to discuss alternative financing arrangements for the Company with the Board and is willing to provide such financing at a cost significantly less dilutive than that offered in the defeated Sterling proposal.
     Adage stands willing and ready to engage in such discussions with the Company as soon as the Company is free to do so.
Sincerely,
/s/ Phill Gross
Phill Gross
Managing Director